MASTERWORKS

AVAILABLE NOW: Mark Bradford



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Mark Bradford

Price Appreciation of Similar Works

17.4%*

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*The set of similar sales comprise paintings by Mark Bradford with the following criteria: canvas paintings executed 2000-present that measure 70 inches by 70 inches to 160 inches by 160 inches, excluding examples that incorporate end papers. The data was sourced from publicly available auction records and does not include private sales.

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